EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TELANETIX, INC.,

ENDZONE ACQUISITION CORP.

AND

ACCESSLINE HOLDINGS, INC.

SEPTEMBER 1, 2007

i

(Continued)

(Continued)

(Continued)

Exhibits

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Standstill Agreement

Schedules

Schedule 1.1.10 – Bridge Loans

Schedule 1.1.106 – Standstill Agreement Parties

Schedule 2.13.1 – Incentive Plan Participants

Schedule 2.14.1 – Company Key Employees

Schedule 2.14.2 – Bridge Lenders

Schedule 2.14.3 – Earn-out Goals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 1, 2007 by and among Telanetix, Inc., a Delaware corporation (“Parent”), Endzone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and AccessLine Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement, the Merger and the transactions contemplated by this Agreement, including the issuance of the Parent Shares, the Earn-out Shares and the Other Shares;

WHEREAS, certain investment funds that are stockholders in the Company have entered into standstill agreements with Parent pursuant to which they have agreed not to sell or acquire additional shares of Parent Common Stock for six months after the Effective Time, subject to customary exceptions; and

WHEREAS, immediately following execution and delivery of this Agreement by the Parties hereto, the Company shall obtain the approval of the Merger and the adoption of this Agreement pursuant to an action by written consent, which shall be executed by such Company stockholders constituting at least the vote necessary to approve the Merger and adopt this Agreement, including members of the Board and their affiliates and senior management of the Company;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.1.1 “Acquisition Proposal” means any written offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to, or involving: (A) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) of more than a 50% beneficial ownership interest in the total outstanding voting securities of the Company; (B) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 50% of the total outstanding voting securities of the Company; (C) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the voting power of the surviving or resulting entity of such transaction or (D) the sale, lease or disposition of all or substantially all of the Company’s assets.

1.1.2 “Action” means any action, complaint, petition, suit or proceeding, whether civil or criminal, judicial or administrative, at law or in equity, by or before any Governmental Entity.

1.1.3 “Agreement” shall have the meaning ascribed to such term in the first paragraph hereof.

1.1.4 “BlueCrest” means BlueCrest Venture Finance Master Fund Limited.

1.1.5 “BlueCrest Loan Agreement” means the Loan and Security Agreement by and between the Company and RAM Opportunity Fund I, L.L.C. (“RAM”), dated as of July 28, 2006, as transferred by RAM to BlueCrest as of December 18, 2006.

1.1.6 “BlueCrest Payment” means $8,925,799, which represents all amounts owed to BlueCrest under the BlueCrest Loan Agreement.

1.1.7 “Bridge Lender Escrow Shares” means 10% of the Parent Shares constituting the Bridge Lender Pool.

1.1.8 “Bridge Lender Pool” means the number of Parent Shares payable to the Bridge Lenders (including the Bridge Lender Escrow Shares), which is equal to a number of Parent Shares valued at 87.5% of the aggregate value of (i) all Parent Shares to be issued hereunder plus (ii) any Cash Consideration paid to the Incentive Plan Participants pursuant to Section 2.13.1.

1.1.9 “Bridge Lender Representative” shall have the meaning ascribed to such term in Section 9.8.1.

1.1.10 “Bridge Loans” mean those certain convertible promissory notes issued by the Company in an aggregate principal amount of $18,900,911.90, as set forth on Schedule 1.1.10.

1.1.11 “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York are required or authorized by Law or Order to be closed.

1.1.12 “Cash Consideration” means $11,692,826.

1.1.13 “Certificate of Merger” shall have the meaning ascribed to such term in Section 2.2.

1.1.14 “Closing” shall have the meaning ascribed to such term in Section 2.2.

1.1.15 “Closing Date” shall have the meaning ascribed to such term in Section 2.2.

1.1.16 “Closing Net Working Capital” shall have the meaning ascribed to such term in Section 2.7.2.

1.1.17 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.1.18 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.19 “Company” shall have the meaning ascribed to such term in the first paragraph hereof.

1.1.20 “Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

1.1.21 “Company Cash” means as of the Closing Date, all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents.

1.1.22 “Company Balance Sheet” shall have the meaning ascribed to such term in Section 3.4.1.

1.1.23 “Company Charter Documents” shall have the meaning ascribed to such term in Section 3.1.3.

1.1.24 “Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

1.1.25 “Company Disclosure Schedule” shall have the meaning ascribed to such term in the first paragraph of Article 3.

1.1.26 “Company Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) any other material plan, program, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee or any relative or dependent of any Employee and under which the Company has or may have any material Liability with respect to such Employee, relative or dependent, including each Employee Agreement.

1.1.27 “Company Financial Statements” shall have the meaning ascribed to such term in Section 3.4.1.

1.1.28 “Company Indebtedness” means, as of the Closing Date, all outstanding principal amount and accrued but unpaid interest under (i) the BlueCrest Loan Agreement and (ii) the Bridge Loans.

1.1.29 “Company Indemnitees” shall have the meaning ascribed to such term in Section 6.7.1.

1.1.30 “Company’s knowledge” (and similar phrases) means the actual knowledge of Doug Johnson, Mark Klebanoff, Tim Roberts, Alex Radulovic, Jerry Knight and Peter Fyhrie after reasonable inquiry of the Company’s employees directly reporting to such persons.

1.1.31 “Company Material Adverse Change” means any change that is materially adverse to the business, assets, financial condition or results of operations of the Company or any material adverse change in the ability of the Company to consummate the Merger, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Change: (a) any changes affecting general economic, political or financial market conditions, foreign or domestic; (b) any changes generally affecting the industry in which the Company’s business is conducted, which changes do not disproportionately affect the Company in any material respect as compared to similarly situated companies; (c) any changes (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships (contractual or otherwise) or loss of employees) arising from or attributable or relating to (i) the announcement or pendency of any of the transactions contemplated by this Agreement or the identity or involvement of Parent or (ii) any breach by Parent or Merger Sub of this Agreement; (d) any action taken by the Company at Parent’s request or pursuant to this Agreement or as to which Parent has expressly consented in writing; or (e) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof.

1.1.32 “Company Merger Expenses” means all legal and accounting fees and expenses incurred by the Company in connection with the Merger and this Agreement.

1.1.33 “Company Option” means each outstanding and unexercised option to purchase shares of Company Common Stock, whether or not vested or exercisable, granted under the Company Option Plan.

1.1.34 “Company Option Plan” means the Company’s 1999 Stock Incentive Compensation Plan, as amended.

1.1.35 “Company Permits” shall have the meaning ascribed to such term in Section 3.9.2.

1.1.36 “Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock.

1.1.37 “Company Subsidiary” means AccessLine Communications Corporation, a Delaware corporation.

1.1.38 “Company Warrant” means each outstanding unexercised warrant to purchase shares of Company Capital Stock.

1.1.39 “Delaware Law” shall have the meaning ascribed to such term in Section 2.2.

1.1.40 “Dissenting Shares” shall have the meaning ascribed to such term in Section 2.11.1.

1.1.41 “Earn-out Goals” means those revenue and gross profit targets for each Earn-out Period as set forth on Schedule 2.14.3.

1.1.42 “Earn-out Period” shall have the meaning ascribed to such term in Section 2.14.3.

1.1.43 “Earn-out Shares” shall have the meaning ascribed to such term in Section 2.14.1.

1.1.44 “Earn-out Statement” shall have the meaning ascribed to such term in Section 2.14.5.

1.1.45 “Effective Time” shall have the meaning ascribed to such term in Section 2.2.

1.1.46 “Employee” means any current or former employee, officer or director of the Company.

1.1.47 “Employee Agreement” means each material employment, retention, severance, change-of-control, consulting and indemnification agreement or contract between the Company and any Employee or consultant.

1.1.48 “Encumbrance” means any lien, pledge, charge, mortgage, security interest, encumbrance or restriction on the transfer of an asset.

1.1.49 “Environmental Claim” means any written notice alleging potential liability arising out of, based on or resulting from (a) the presence, or release of any Environmental Material at any location, whether or not owned by that Party or any of its affiliates or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.50 “Environmental Law” means any Law relating to the protection of the environment.

1.1.51 “Environmental Material” means any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, and all other substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

1.1.52 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.53 “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

1.1.54 “Escrow Agent” shall have the meaning ascribed to such term is Section 9.1.

1.1.55 “Escrow Agreement” means the escrow agreement between the Company, Parent, Merger Sub and the Escrow Agent substantially in the form attached hereto as Exhibit B.

1.1.56 “Escrow Fund” means a fund consisting of the Escrow Shares and any other securities or property distributed with respect to the Escrow Shares held in escrow from time to time pursuant to Article 9 hereof and the Escrow Agreement.

1.1.57 “Escrow Shares” means the Bridge Lender Escrow Shares and the Plan Participant Escrow Shares.

1.1.58 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.59 “FMLA” means the Family Medical Leave Act of 1993, as amended.

1.1.60 “Funds Flow Memorandum” shall have the meaning ascribed to such term in Section 6.11.

1.1.61 “GAAP” means U.S. generally accepted accounting principles.

1.1.62 “Good Reason” means the Person’s resignation by reason of and no later than 30 days following the occurrence of any of the following events without such Person’s express written consent, unless corrected prior to the date of termination: (a) a change in the Person’s position that materially reduces the Person’s level of responsibilities or duties or title; (b) a reduction of ten percent (10%) or more in the Person’s level of compensation (including base salary and fringe benefits); or (c) a relocation of the principal place for performance of the Person’s duties to a location greater than fifty (50) miles from its location on the date hereof.

1.1.63 “Governmental Entity” means any U.S. or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

1.1.64 “Intellectual Property” shall have the meaning ascribed to such term in Section 3.8.

1.1.65 “Incentive Plan” means the Company’s 2004 Management Incentive Plan, as amended.

1.1.66 “Incentive Plan Participant” means each person that is a holder of units granted pursuant to the Incentive Plan.

1.1.67 “Incentive Pool” means the number of Parent Shares payable to the Incentive Plan Participants (including the Plan Participant Escrow Shares), which is equal to the number of Parent Shares less the Bridge Lender Pool.

1.1.68 “Indemnifiable Damages” shall have the meaning ascribed to such term in Section 9.2.

1.1.69 “Indemnified Person” shall have the meaning ascribed to such term in Section 9.2.

1.1.70 “IRS” means the Internal Revenue Service.

1.1.71 “Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling or requirement issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity.

1.1.72 “Leased Real Property” shall have the meaning ascribed to such term in Section 3.7.2.

1.1.73 “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether direct or indirect, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable.

1.1.74 “Licensed Intellectual Property” shall have the meaning ascribed to such term in Section 3.8.

1.1.75 “Material Contract” has the meaning set forth in Section 3.14.3 hereof.

1.1.76 “Merger” shall have the meaning ascribed to such term in Section 2.1.

1.1.77 “Merger Sub” shall have the meaning ascribed to such term in the first paragraph hereof.

1.1.78 “Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.

1.1.79 “Montgomery Payment” means the fee payable to Montgomery & Co. LLC by the Company in connection with the Merger pursuant to that certain engagement letter between Montgomery & Co. LLC and the Company dated as of February 15, 2006.

1.1.80 “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

1.1.81 “Objection Notice” shall have the meaning ascribed to such term in Section 2.14.6.

1.1.82 “Officer’s Certificate” shall have the meaning ascribed to such term in Section 9.5.1.

1.1.83 “Order” means any binding decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

1.1.84 “Other Shares” means the shares of Parent Common Stock issued pursuant to Section 2.13.3.

1.1.85 “Owned Intellectual Property” shall have the meaning ascribed to such term in Section 3.8.

1.1.86 “Parent” shall have the meaning ascribed to such term in the first paragraph hereof.

1.1.87 “Parent Disclosure Schedule” shall have the meaning ascribed to such term in the first paragraph of Article 4.

1.1.88 “Parent Material Adverse Change” means any change that is materially adverse to the business, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or any material adverse change in the ability of Parent or Merger Sub to consummate the Merger, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Change: (a) any changes affecting general economic, political or financial market conditions, foreign or domestic; (b) any changes generally affecting the industry in which the Parent’s business is conducted, which changes do not disproportionately affect Parent in any material respect as compared to similarly situated companies; (c) any changes (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships (contractual or otherwise) or loss of employees) arising from or attributable or relating to (i) the announcement or pendency of any of the transactions contemplated by this Agreement or the identity or involvement of the Company, or (ii) any breach by the Company of this Agreement; (d) any action taken by Parent pursuant to this Agreement or as to which the Company has expressly consented in writing; or (e) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof.

1.1.89 “Parent Shares” means a number of shares of Parent Common Stock equal to $13,632,432 divided by the Per Share Value, rounded up to the nearest share, subject to adjustment as provided for in Section 2.7.

1.1.90 “Parties” means Parent, Merger Sub and the Company.

1.1.91 “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

1.1.92 “Per Share Value” means $3.60, which is the volume weighted average closing price per share of Parent Common Stock for the ten trading days ending two trading days prior to the date of this Agreement.

1.1.93 “Permitted Encumbrance” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable, (iii) Encumbrances that arise under zoning, land use and other similar Laws and (iv) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the Closing Date.

1.1.94 “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

1.1.95 “Plan Participant Escrow Shares” means 10% of the Parent Shares constituting the Incentive Pool.

1.1.96 “Pro Rata Share” means, with respect to each Bridge Lender, the percentage set forth as such for such Bridge Lender on Schedule 2.14.2, and, with respect to each Company Key Employee, the percentage set forth as such for such Company Key Employee on Schedule 2.14.1 as may be adjusted as provided for in Section 2.14.2.

1.1.97 “Registration Rights Agreement” means the registration rights agreement by and among Parent and the Bridge Lenders, Incentive Plan Participants and Company Key Employees, substantially in the form of Exhibit C hereto.

1.1.98 “Representatives” shall have the meaning ascribed to such term in Section 6.4.1.

1.1.99 “Required Stockholder Vote” means (A) the affirmative vote or written consent of the holders of at least a majority of the outstanding Common Stock and Voting Preferred Stock, voting together as a single class, (B) the affirmative vote or written consent of the holders of at least 67% of the outstanding Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and (C) the affirmative vote or written consent of the holders of at least 60% of the outstanding Series D Preferred Stock.

1.1.100 “Securities Act” means the Securities Act of 1933, as amended.

1.1.101 “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

1.1.102 “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

1.1.103 “Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

1.1.104 “Series C-2 Preferred Stock” means the Series C-2 Convertible Preferred Stock, par value $0.001 per share, of the Company.

1.1.105 “Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

1.1.106 “Standstill Agreement” means the standstill agreement between Parent and those Bridge Lenders listed on Schedule 1.1.106 substantially in the form attached hereto as Exhibit C.

1.1.107 “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least a majority of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

1.1.108 “Surviving Corporation” shall have the meaning ascribed to such term in Section 2.1.

1.1.109 “Target Working Capital Amount” shall have the meaning ascribed to such term in Section 2.7.1.

1.1.110 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, stamp duty land tax, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or additions with respect thereto, in each case, imposed by a taxing authority.

1.1.111 “Tax Return” means any return, declaration, report, claim for refund or statement, including any schedule or attachment thereto, required to be filed with respect to Taxes, including any amendment thereof.

1.1.112 “Voting Preferred Stock” means the Series B Preferred Stock, the Series C Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock.

Article 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) (the time of such filing (or such later time as may be agreed in writing by the Company and Parent prior to the Closing (as defined below), and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California, at 10:00 a.m. on Friday, September 14, 2007, or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be those of the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

2.4.1 As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.7 hereof, until thereafter amended in accordance with Delaware Law and such certificate of incorporation; provided, however, that as of the Effective Time such certificate of incorporation shall provide that the name of the Surviving Corporation is “AccessLine Holdings, Inc.”

2.4.2 As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.7 hereof, until thereafter amended in accordance with Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that all references in such bylaws to Merger Sub shall be amended to refer to “AccessLine Holdings, Inc.”

2.5 Directors and Officers. The initial directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their resignation, removal or death or their respective successors are duly elected or appointed. Unless Parent elects otherwise, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers of the Company Subsidiary immediately after the Effective Time, until their resignation, removal or death or their respective successors are duly elected or appointed.

2.6 Intentionally omitted.

2.7 Adjustment to Number of Parent Shares.

2.7.1 If the Closing Net Working Capital is less than ($3,729,609) (after giving effect to the $229,609 principal payment to be made by the Company under the BlueCrest Loan Agreement prior to the Closing Date) (the “Target Working Capital Amount”), the number of Parent Shares issuable hereunder shall be reduced by a number of Parent Shares valued at the Per Share Value in the amount by which the Closing Net Working Capital is less than the Target Working Capital Amount, on a dollar for dollar basis.

2.7.2 Within five Business Days prior to the Closing, the Company shall prepare and deliver to the Parent an unaudited balance sheet of the Company, which shall also include a statement of Company Indebtedness, the Montgomery Payment and the Closing Net Working Capital. For purposes of this Agreement, “Closing Net Working Capital” shall mean an amount (which may be positive or negative) equal to (A) the sum of (i) all accounts receivable, (ii) all prepaid expenses and (iii) all Company Cash less (B) the sum of (i) all accounts payable, (ii) all capital lease obligations, (iii) all accrued liabilities, including any unpaid Company Merger Expenses, and (iv) deferred revenue; provided that amounts shall not be double counted hereunder (such as if they constitute both an account payable and an accrued liability). For the purposes of clarity, Closing Net Working Capital shall not include amounts owed pursuant to the BlueCrest Loan Agreement, to Counsel Corporation or to Catch Curve, Inc. or the Montgomery Payment. The Closing Net Working Capital calculation shall be prepared using the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the Company Financial Statements, in accordance with GAAP (provided that the calculation of Closing Net Working Capital shall be subject to normal year-end adjustments which, individually or in the aggregate, are not material).

2.8 Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Capital Stock:

2.8.1 Each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding as of the Effective Time (other than any Dissenting Shares), will be canceled, without any consideration therefor.

2.8.2 Each Company Option outstanding and unexercised immediately prior to the Effective Time, will terminate.

2.8.3 Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.9 No Further Ownership Rights. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing shares of Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are authorized in the name and on behalf of the Company to take all such lawful and necessary or desirable action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

2.11 Dissenters’ Rights.

2.11.1 Notwithstanding any provision of this Agreement to the contrary, any stockholder holding shares of Company Capital Stock that are outstanding immediately prior to the Effective Time who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) and who has not withdrawn or lost such appraisal rights under Delaware Law shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be canceled pursuant to Section 2.8.

2.11.2 The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.12 Withholding Taxes. The Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to or in connection with this Agreement and the Merger such amounts as are required to be deducted or withheld therefrom under any Tax Law. Any amounts withheld shall be paid over to the appropriate Governmental Entity. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement, the Incentive Plan or any agreement with such Person as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 Payments on the Closing Date.

2.13.1 Incentive Plan. On the Closing Date, Parent shall pay to the Incentive Plan Participants on a pro rata basis based on their respective interests in the Incentive Plan (i) an amount of Parent Shares equal to the Incentive Pool less the Plan Participant Escrow Shares and (ii) any Cash Consideration remaining after deducting for cash payments made pursuant to Section 2.13.3. Schedule 2.13.1 sets forth each Incentive Plan Participant and such Person’s interest in the Incentive Plan; provided that to the extent any Incentive Plan Participant fails to agree to the terms of this Agreement and the appointment and authority of the Bridge Lender Representative prior to the Closing, Schedule 2.13.1 shall be automatically amended to remove such Person and the interests of the remaining Incentive Plan Participants shall be appropriately adjusted.

2.13.2 Bridge Loans. On the Closing Date, Parent shall pay to the Bridge Lenders on a pro rata basis in accordance with their Pro Rata Shares as set forth on Schedule 2.14.2 an amount of Parent Shares equal to the Bridge Lender Pool less the Bridge Lender Escrow Shares; provided that no Bridge Lender shall be paid hereunder unless and until such Bridge Lender has agreed in writing to the terms hereof in satisfaction of all amounts payable under such Bridge Lender’s Bridge Loan(s), to terminate any warrants to purchase Company Capital Stock, and to the appointment and authority of the Bridge Lender Representative hereunder. To the extent Parent otherwise repays any such non-consenting Bridge Lender’s Bridge Loan(s), such non-consenting Bridge Lender shall no longer be eligible to so consent and be paid pursuant to this Agreement.

2.13.3 Other Obligations. On the Closing Date, Parent shall pay to BlueCrest the BlueCrest Payment in cash. On the Closing Date, Parent shall pay the Montgomery Payment to Montgomery in cash. On the Closing Date, Parent shall pay C2 Global Technologies, Inc. $1,100,000 in cash from the Cash Consideration. On the Closing Date, Parent shall pay Catch Curve, Inc. 152,778 shares of Parent Common Stock.

2.13.4 Escrow. On the Closing Date, Parent shall deposit into the Escrow Fund the Plan Participant Escrow Shares and the Bridge Lender Escrow Shares.

2.13.5 Company Merger Expenses. At Closing, all unpaid Company Merger Expenses shall be paid in accordance with the instructions set forth on the Funds Flow Memorandum.

2.14 Earn-out Payment.

2.14.1 Parent shall pay up to 2,500,000 shares of Parent Common Stock (the “Earn-out Shares”) to the Bridge Lenders and to those Persons listed on Schedule 2.14.1 hereto (the “Company Key Employees”) in accordance with this Section 2.14 provided that to the extent any Company Key Employee fails to agree in writing to the terms of this Agreement and the appointment and authority of the Bridge Lender Representative prior to the Closing, Schedule 2.14.1 shall be automatically amended to remove such Person and the interests of the remaining Company Key Employees shall be appropriately adjusted.

2.14.2 Each payment of Earn-out Shares shall be made 50% to the Bridge Lenders and 50% to the Company Key Employees. Earn-out Shares paid to Bridge Lenders shall be paid to each Bridge Lender based on such Bridge Lender’s Pro Rata Share of the 50% paid to the Bridge Lenders as set forth on Schedule 2.14.2 hereto. Earn-out Shares paid to Company Key Employees shall be paid to each Company Key Employee based on such Company Key Employee’s Pro Rata Share of the 50% paid to the Company Key Employees as set forth on Schedule 2.14.1 hereto; provided that if any Company Key Employee voluntarily terminates his or her employment with Parent or any Subsidiary of Parent (including the Surviving Corporation) (other than a resignation for Good Reason) prior to the expiration of any applicable Earn-out Period, such Company Key Employee shall not be entitled to such Company Key Employee’s Pro Rata Share of the Earn-out Shares being paid with respect to such Earn-out Period and the Pro Rata Shares of the other Company Key Employees (other than those who have similarly terminated his or her employment with Parent or any Subsidiary of Parent) shall be proportionately adjusted to account for the departure of such Company Key Employee with respect to such payment of Earn-out Shares and any subsequent payment of Earn-out Shares; provided that Mark Klebanoff shall be entitled to receive his Pro Rata Share of the Earn-out Shares paid to the Company Key Employees with respect to the Earn-out Period ending December 31, 2007 regardless of whether he is employed by Parent or the Company (or any of their respective Subsidiaries) as of December 31, 2007.

2.14.3 Parent shall pay up to 625,000 Earn-out Shares for each of the six-month periods ending December 31, 2007, June 30, 2008, December 31, 2008 and June 30, 2009 (each an “Earn-out Period”) based on a percentage of the Earn-out Goals met for each such Earn-out Period such that the percentage of the Earn-out Shares earned for each such Earn-out Period will be equal to the sum of (i) 40% multiplied by the percentage of the revenue Earn-out Goal for such Earn-out Period that is achieved up to 100% and (ii) 60% multiplied by the percentage of the gross profit Earn-out Goal for such Earn-out Period that is achieved up to 100%. The Earn-out Goals for each Earn-out Period and an example of the calculation of the number of Earn-out Shares to be paid are set forth on Schedule 2.14.3 hereto. Company performance for each six-month period shall be measured separately and no cumulative effect shall be carried over from one Earn-out Period to the next.

2.14.4 Parent and the Surviving Corporation agree for the express benefit of the Bridge Lenders and the Company Key Employees that until June 30, 2009 they shall (i) use their best efforts to operate the Company’s business so as to meet the Earn-out Goals in full for each Earn-out Period; (ii) not divert or withdraw resources from the Surviving Corporation with the intent to reduce, delay or defer revenues from the Company’s business; and (iii) continue to operate the Company’s business in and through the Surviving Corporation, and to cause all opportunities presented to Parent or any of its Subsidiaries related to the Company’s business to be directed and made available to the Surviving Corporation. Notwithstanding the foregoing, in the event that Parent shall agree in writing for the benefit of the Bridge Lenders and the Company Key Employees that all of the Earn-out Shares pertaining to Earn-out Periods that have not yet expired shall be unconditionally paid no later than 30 days after the end of each such Earn-out Period without regard to the other provisions of this Section 2.14, then the other provisions of this Section 2.14 (including the restrictions set forth in the first sentence of this Section 2.14.4) shall terminate and be of no further force or effect.

2.14.5 Parent shall prepare and deliver to the Bridge Lender Representative, within thirty (30) days after the expiration of each Earn-out Period, a statement setting forth its good faith calculations of the Surviving Corporation’s revenues and gross profit for such Earn-out Period (each, an “Earn-out Statement”). Revenue shall be calculated in accordance with GAAP as applied by the Company prior to the Closing, and “gross profit” shall equal revenue less network expenses. If the Surviving Corporation does not meet at least 100% of the Earn-out Goals for an Earn-out Period such that all Earn-out Shares payable for such Earn-out Period will be paid, Parent shall give the Bridge Lender Representative and its accountants and other appropriate personnel such assistance and access to the books and records and relevant personnel of the Surviving Corporation as such accountants or other personnel may reasonably request during normal business hours in order to enable the Bridge Lender Representative to review the Earn-out Statement and analyze the underlying information. The Bridge Lender Representative shall keep all information obtained from any such access confidential, except as is reasonably necessary or appropriate to contest the Earn-out Statement in accordance with the provisions of this Agreement.

2.14.6 The Earn-out Statement for a particular Earn-out Period shall be final and binding on Parent, the Bridge Lenders and the Company Key Employees unless the Bridge Lender Representative shall, within fifteen (15) Business Days following delivery of the Earn-out Statement, deliver to Parent a written notice of objection (an “Objection Notice”) with respect to such Earn-out Statement. The Objection Notice shall specify in reasonable detail the basis for the dispute, including the data that forms the basis thereof, as well as the amount in dispute. If an Objection Notice is timely delivered to Parent, Parent and the Bridge Lender Representative shall consult with each other with respect to the dispute and attempt in good faith to resolve the dispute. If Parent and the Bridge Lender Representative are unable to reach agreement within thirty days after delivery of the Objection Notice, either Parent or the Bridge Lender Representative may refer any unresolved disputes to Deloitte & Touche LLP or, if such firm is unavailable or unwilling to undertake this engagement, such other independent auditing firm agreed to between Parent and the Bridge Lender Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty days of the Independent Accounting Firm’s engagement regarding the dispute. The resolution of the dispute by the Independent Accounting Firm shall be final and binding on Parent, the Bridge Lenders and the Company Key Employees. If the Independent Accounting Firm findings result in at least a 10% increase in the number of Earn-out Shares payable for such Earn-out Period, Parent shall pay all fees and expenses of the Independent Accounting Firm incurred in connection with the Objection Notice. Except as set forth in the immediately preceding sentence, the fees and expenses of the Independent Accounting Firm shall be paid by Parent and the number of Earn-out Shares payable with respect to such Earn-out Period shall be reduced by a number equal to 50% of such fees and expenses divided by the Per Share Value.

2.15 Adjustments. All share numbers herein, including, but not limited to the Per Share Value, the Parent Shares, the Earn-out Shares, the Bridge Lender Escrow Shares and the Plan Participant Escrow Shares, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring after the date of this Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article 3, subject to any exceptions set forth in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), that:

3.1 Organization; Subsidiaries.

3.1.1 The Company and the Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Company Material Adverse Change.

3.1.2 Other than the Company Subsidiary, the Company owns no capital stock of, or any equity interest of any nature in, any Person. The Company has not agreed nor is it obligated to make, nor is bound by any written agreement or contract as in effect as of the date hereof to make any future investment in or capital contribution to any other Person. The Company owns all of the issued and outstanding shares of capital stock of the Company Subsidiary, and all such shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants or other agreements obligating the Company or the Company Subsidiary to issue, transfer, or otherwise sell any securities of the Company Subsidiary. The Company Subsidiary is not in material violation of any of the provisions of its organizational documents, each such organizational document is in full force and effect, and a true and correct copy of each such organizational document as amended has been made available to Parent.

3.1.3 The Company has delivered to Parent true and correct copies of the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date (collectively, the “Company Charter Documents”). Each Company Charter Document is in full force and effect. The Company is not in material violation of any of the provisions of the Company Charter Documents.

3.2 Company Capitalization.

3.2.1 As of the date hereof, the authorized capital stock of the Company consists solely of (i) 661,000,000 shares of Common Stock, 58,176,918 of which are issued and outstanding, (ii) 4,500,000 shares of Series A Preferred Stock, of which 4,345,368 are issued and outstanding, (iii) 30,500,000 shares of Series B Preferred Stock, of which 13,138,690 shares are issued and outstanding, (iv) 26,000,000 shares of Series C Preferred Stock, of which 11,088,715 shares are issued and outstanding, (v) 8,500,000 shares of Series C-2 Preferred Stock, of which no shares are issued and outstanding, and (vi) 451,000,000 shares of Series D Preferred Stock, of which 162,467,203 shares are issued and outstanding. Except as aforesaid, there are no other authorized, issued or outstanding shares of capital stock of the Company. The outstanding shares of Company Capital Stock are held of record by the holders of the Company Capital Stock in the amounts set forth opposite their respective names in Section 3.2.1 of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are free of preemptive rights.

3.2.2 The Company Option Plan is the only equity plan of the Company. As of the date hereof, 94,200,000 shares of Company Common Stock have been reserved for issuance under the Company Option Plan, 2,718,894 of which have been issued and 74,676,103 of which are subject to outstanding and unexercised Company Options. At the Effective Time, without further action, obligation or expense on the part of the Company, Parent or Merger Sub, (i) the Company Option Plan shall terminate and (ii) each outstanding Company Option shall terminate and be of no further force or effect.

3.2.3 As of the date hereof, Company Warrants to purchase 138,882,562 shares of Series D Preferred Stock are outstanding. At the Effective Time, without further action, obligation or expense on the part of the Company, Parent or Merger Sub, each outstanding Company Warrant shall terminate and be of no further force or effect.

3.2.4 Except for the Company Options and Company Warrants described in Section 3.2.2 or Section 3.2.3 above, there are no options, warrants, equity securities, convertible debt, rights, commitments or other agreements to which the Company is a party or by which it is bound obligating the Company to issue, sell, repurchase or redeem any equity securities of the Company.

3.3 Authority; Non-Contravention.

3.3.1 The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the Merger and adoption of this Agreement by the Company’s stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Required Stockholder Vote for the approval and adoption of this Agreement and the approval of the Merger, and the filing of the Merger Documents pursuant to Delaware Law. The Required Stockholder Vote is sufficient for the Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other vote of the Company’s stockholders is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity regardless of whether asserted in a proceeding in equity or at law.

3.3.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, result in (i) a termination, or breach or violation by the Company or the Company Subsidiary of, or under the Company Charter Documents or the organizational documents of the Company Subsidiary, (ii) a breach or violation of any Material Contract or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract, (iii) a breach or violation of any Order or Law applicable to the Company or the Company Subsidiary, or any of their respective properties, business or assets, (iv) a breach or violation by the Company or the Company Subsidiary of any Company Permit, or any Governmental Entity having the right to revoke, withdraw, suspend, cancel, terminate, or modify any Company Permit, or (v) the imposition of creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or the Company Subsidiary, except in the case of clauses (ii), (iii), (iv) and (v) where such event would not reasonably be expected to result in a Company Material Adverse Change. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any note, bond, mortgage, indenture, contract, lease or license to which the Company or the Company Subsidiary is a party in connection with the execution and delivery by the Company of this Agreement or the performance of this Agreement by the Company.

3.3.3 No consent, approval, or authorization of, or registration or filing with or notice to, any Governmental Entity is required to be obtained or made by the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Financial Statements; Absence of Undisclosed Liabilities.

3.4.1 The Company has delivered to Parent (a) the audited balance sheet and statements of operations and cash flows of the Company as of and for each of the fiscal years ended December 31, 2006 and 2005 and (b) the unaudited balance sheet and statements of operations and cash flows of the Company as of and for the six-month period ended June 30, 2007, (collectively, the “Company Financial Statements”). The unaudited consolidated balance sheet of the Company as of June 30, 2007 is referred to herein as the “Company Balance Sheet.” The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that the unaudited financial statements do not have notes thereto), and (ii) fairly present the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material). There has been no change in the Company’s accounting policies since January 1, 2005, except as described in the Company Financial Statements.

3.4.2 All accounts receivable of the Company that are reflected on the Company Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

3.4.3 The Company has no material liabilities of any nature (whether known or unknown, matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since June 30, 2007 in the ordinary course and consistent with past practice, which, individually or in the aggregate, would not reasonably be likely to result in a Company Material Adverse Change, and (iii) those incurred in connection with the execution of this Agreement.

3.5 Absence of Certain Changes or Events. Since June 30, 2007, the Company and the Company Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Change, (ii) any sale or transfer of any material asset of the Company or the Company Subsidiary other than in the ordinary course of business, (iii) any amendment to the Company Charter Documents or the organizational documents of the Company Subsidiary, (iv) any material increase in or material modification of the compensation or benefits payable by the Company or the Company Subsidiary to any of its employees, officers or directors, (v) any declaration, setting aside or payment of a dividend or other distribution with respect to shares of Company Capital Stock, (vi) entry into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and arising outside the ordinary course of business, (vii) acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which the Company is bound that would have constituted a Material Contract if it had been in effect on the date hereof; (viii) any imposition of any Encumbrance upon any of the Company’s assets, tangible or intangible, other than mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent and Encumbrances for Taxes, assessments and other governmental charges which are not due and payable; (ix) issuance of any note, bond, or other debt security or creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money or capitalized lease obligation; (x) cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than $25,000 or occurring outside the ordinary course of business; (xi) grant or receipt by of any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; or (xii) any issuance of any of its capital stock, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock.

3.6 Taxes.

3.6.1 Each of the Company and the Company Subsidiary has filed all material Tax Returns that it was required to file and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company have been paid other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for on the Company Financial Statements.

3.6.2 The Company and the Company Subsidiary have withheld and paid all material Taxes required by applicable Law to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder or other third party.

3.6.3 No audits or administrative or judicial Tax proceedings are pending or, to the Company’s knowledge, threatened in writing with respect to the Company or the Company Subsidiary. The Company has made available to Parent copies of all material Tax Returns filed by and on behalf of the Company since January 1, 2004.

3.6.4 Neither the Company or the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.6.5 The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than an affiliated group the common parent of which is the Company) or (B) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Tax Law), as a transferee or successor, or otherwise.

3.6.6 Within the two-year period ending on the date of this Agreement, neither the Company nor the Company Subsidiary has constituted a “distributing corporation” or “controlled corporation”, in a transaction that was intended to be governed by Code Section 355.

3.6.7 Notwithstanding anything to the contrary in this Agreement, the Company is not making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating losses of the Company.

3.7 Real and Personal Property.

3.7.1 Neither the Company nor the Company Subsidiary owns any real property.

3.7.2 Section 3.7.2 of the Company Disclosure Schedule lists all real property leases to which the Company or the Company Subsidiary is a party, and each amendment thereto (the “Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Company Material Adverse Change. The Leased Real Property comprises all the real property occupied or otherwise used by the Company or the Company Subsidiary.

3.7.3 The Company or the Company Subsidiary has good and marketable title to or holds under valid leases all material tangible personal property, free and clear of any Encumbrances except for Permitted Encumbrances, necessary for the conduct of its business as currently conducted.

3.7.4 The buildings, plants, structures and equipment of the Company and the Company Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of the Company and the Company Subsidiary are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 Intellectual Property. Except as would not reasonably be expected to result in a Company Material Adverse Change, (i) the conduct of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and, to the Company’s knowledge, no claim has been made to the Company that the conduct of its business as currently conducted infringes upon or misappropriates or may infringe upon or misappropriate the Intellectual Property rights of any third party; (ii) the Company owns or is licensed to use or otherwise has the right to use all Intellectual Property used in the operation of its business as currently conducted; (iii) none of the Intellectual Property owned by the Company (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to the Company’s knowledge, the Owned Intellectual Property is valid and enforceable; (iv) to the Company’s knowledge, no Person is engaging in any activity that infringes upon or misappropriates the Owned Intellectual Property; (v) to the Company’s knowledge, each license of Intellectual Property licensed to the Company (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vi) to the Company’s knowledge, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (vii) the Company has taken commercially reasonable measures to protect, preserve, police, safeguard and maintain (including through the use of non-disclosure and intellectual property assignment agreements) the proprietary nature of its Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all worldwide (i) patents, patent applications and statutory invention registrations, developments, technology and all related improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers registrations and applications for registration thereof, (iii) copyrightable works, copyrights, including mask works, software, databases and related items and all registrations and applications for registration thereof and (iv) trade secrets under applicable Law, including confidential and proprietary information and know-how.

3.9 Compliance with Laws; Permits.

3.9.1 To the Company’s knowledge, the Company is not in conflict with, nor in default or violation of any Law applicable to the business of the Company, except for conflicts, defaults and violations that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Change. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company or the Company Subsidiary of, or a failure on the part of the Company or the Company Subsidiary to comply with, any Law, or may give rise under any Law to any obligation on the part of the Company or the Company Subsidiary to undertake, or to bear all or any material amount of the cost of, any remedial action of any nature, except in each such case that would not reasonably be expected to result in a Company Material Adverse Change. To the Company’s knowledge, no investigation or review by any Governmental Entity is pending or, to the Company’s knowledge, threatened against the Company. There is no Order binding upon the Company that has or would reasonably be expected to result in a Company Material Adverse Change or that would reasonably be expected to prevent, enjoin or materially delay the Merger.

3.9.2 The Company holds, and Section 3.9.2 of the Company Disclosure Schedule lists, all permits, licenses, exemptions and orders from Governmental Entities that are material to the operation of the business of the Company as currently conducted (collectively, the “Company Permits”), except where the failure to hold a Company Permit would not be reasonably expected to result in a Company Material Adverse Change. The Company is and has been in compliance with the terms of all Company Permits, except where the failure to comply would not be reasonably expected to result in a Company Material Adverse Change. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company or the Company Subsidiary of, or a failure on the part of the Company or the Company Subsidiary to comply with, any Company Permit, or may give rise under any Company Permit to any obligation on the part of the Company or the Company Subsidiary to undertake, or to bear all or any material amount of the cost of, any remedial action of any nature, except in each such case that would not reasonably be expected to result in a Company Material Adverse Change. To the Company’s knowledge, no revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit is pending or threatened against the Company.

3.10 Litigation. As of the date hereof there are no Actions pending or, to the Company’s knowledge, threatened against the Company, before any Governmental Entity.

3.11 Employee Benefit Plans.

3.11.1 Section 3.11.1 of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. Copies of each such Company Employee Plan, and each staff handbook or written employment policies for the Company have been made available to Parent for its inspection and review.

3.11.2 For each Company Employee Plan, as applicable, the Company has provided to Parent accurate and complete copies of the summary plan description, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements that implement each Company Employee Plan.

3.11.3 The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA and the Code). Each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (i) has received a determination from the IRS that such Company Employee Plan is so qualified, and, to the Company’s knowledge, nothing has occurred since the date of such determination that would be reasonably expected to adversely affect the qualified status of such plan or (ii) still has a remaining period of time in which to apply for and receive such letter and to make any amendments necessary to obtain a favorable determination. There are no Actions pending, or, to the Company’s knowledge, overtly threatened in writing (other than routine claims for benefits) against any Company Employee Plan. All contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

3.11.4 Neither the Company nor any of its ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability under or with respect to any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

3.11.5 Neither the Company nor any of its ERISA Affiliates has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any Multiemployer Plan.

3.11.6 No Company Employee Plan or Employee Agreement provides retiree life insurance, retiree health or other material retiree employee welfare benefits to any Employee (or relative or dependent of any Employee), except (i) as may be required by COBRA or other applicable statute, (ii) disability benefits that have been fully provided for by insurance under one or more Company Employee Plans set forth on Section 3.11.1 of the Company Disclosure Schedule, and (iii) benefits in the nature of severance pay with respect to one or more Employee Agreements set forth on Section 3.11.1 of the Company Disclosure Schedule.

3.11.7 To the Company’s knowledge, the Company has not in any material respect violated any of the health care continuation requirements of COBRA or the requirements of FMLA.

3.11.8 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will result in any material payment (whether of severance pay or otherwise), forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits or obligation to fund benefits with respect to any Employee.

3.11.9 There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.

3.11.10 No “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA has occurred with respect to any Company Employee Plan.

3.12 Employee Matters. The Company is in material compliance with all applicable Laws as of the date of this Agreement respecting terms and conditions of employment, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, wage and hour laws, and occupational safety and health laws. There are no formal claims pending or, to the Company’s knowledge, threatened against the Company under any workers’ compensation or long-term disability plan or policy. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union to organize the employees of the Company as of the date of this Agreement. To the Company’s knowledge, no employee of the Company or the Company Subsidiary is in material violation of any term of any employment agreement, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Company Subsidiary because of the nature of the business conducted by the Company or the Company Subsidiary or to the use of trade secrets or proprietary information of others.

3.13 Environmental Matters.

3.13.1 The Company is and has been in compliance with all applicable Environmental Laws except where any failure to comply would not reasonably be expected to result in a Company Material Adverse Change. The Company has not received any communication that alleges that the Company is not or has not been in compliance in all material respects with all applicable Environmental Laws. The management, handling, storage, transportation, treatment and disposal by the Company of all Environmental Materials have been in compliance with all applicable Environmental Laws except where any failure to comply would not reasonably be expected to result in a Company Material Adverse Change.

3.13.2 There is no Environmental Claim pending or, to the Company’s knowledge, threatened in a written communication with the Company against the Company or, to the Company’s knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

3.14 Material Contracts.

3.14.1 Section 3.14.1 of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Parent or its advisors (or made available for review by Parent and its advisors), a complete and accurate copy of each such Material Contract and all amendments thereto that exist as of the date of this Agreement.

3.14.2 With respect to each Material Contract: (i) such Material Contract is in full force and effect as of the date of this Agreement and, with respect to each party thereto other than the Company or the Company Subsidiary, to the Company’s knowledge is binding and enforceable against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law and (ii) to the Company’s knowledge (A) no party to such Material Contract is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company, or would permit the modification or premature termination of such Material Contract by any other party thereto.

3.14.3 “Material Contract” means any contract, instrument or agreement to which the Company or the Company Subsidiary is a party (i) under which expected receipts or expenditures exceed $250,000 in the current or any future calendar year; (ii) pursuant to which the Company or the Company Subsidiary has obtained any right, title or interest in, under or to any material Company Intellectual Property Rights, other than nonexclusive licenses that are available to the public generally; (iii) granting any exclusive rights to any material Company Intellectual Property Rights to any Person (other than the Company Subsidiary); (iv) evidencing indebtedness for borrowed or loaned money of $250,000 or more, including guarantees of such indebtedness by the Company or the Company Subsidiary; (v) with any Governmental Entity; (vi) for the borrowing of money or that constitutes a capital lease under GAAP; or (vii) that if terminated, would reasonably be expected to result in a Company Material Adverse Change.

3.15 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur any liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement or the Merger, except for the Montgomery Payment.

3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a list of each insurance policy which provides coverage for the Company as of the date hereof. The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default in any material respect, or permit termination, modification or acceleration under any such policy. To the Company’s knowledge, all such policies are in full force and effect and the Person issuing such policy has not repudiated any provision thereof. There are no self-insurance arrangements affecting the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies.

3.17 Banking Relationships. Set forth on Section 3.17 of the Company Disclosure Schedule are the names and locations of all banks and trust companies in which the Company has accounts or lines of credit.

3.18 Minutes and Stock Records. The minute books and stock records of the Company contain records that are accurate in all material respects of all meetings and consents in lieu of meetings of its Board of Directors and any committees thereof (whether permanent or temporary), and of its stockholders, since inception, and are accurate in all material respects, and such minutes accurately reflect all transactions referred to in such minutes and consents. The stock books of the Company accurately reflect the ownership of the capital stock of the Company. The Company has made available to Parent true, correct and complete copies of the minutes, consents and stock books of the Company for at least the last three years.

3.19 Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company is not a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of SEC Regulation S-K).

3.20 Service and Product Warranty. To the Company’s knowledge, each service performed or provided by the Company, and product manufactured, sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for re-performance of a service, or replacement or repair of a product, or other damages in connection therewith, subject only to the reserve for service warranty and product warranty claims taken into account in preparing the Company Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, except in each case to the extent it would not reasonably be expected to result in a Company Material Adverse Change. The Company has made available to Parent complete and accurate copies of the written warranties, guaranties and promises of indemnity by the Company currently in effect with respect to its products and/or services, and the Company has not made any other material oral or other warranty, guaranty or promise of indemnity with respect to its products and/or services.

3.21 Service and Product Liability. To the Company’s knowledge, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the performance of any service or ownership, possession or use of any product manufactured, sold, leased or delivered by the Company, including claims arising out of the defective or unsafe nature of its services or products, except to the extent any such liabilities would not reasonably be expected to result in a Company Material Adverse Change.

3.22 Suppliers. No suppliers of goods or services to the Company that has made sales or provided services representing, individually or in the aggregate, more than $100,000 in payments or commitments by the Company within the twelve months ended June 30, 2007 has (i) ceased, or to the Company’s knowledge indicated any intention to cease, doing business with the Company, or (ii) changed, or to the Company’s knowledge indicated any intention to change, any material terms or conditions for future supply or sale of products or services from the terms and conditions that existed with respect to the supply or sale of such products or services from those in effect as of June 30, 2007.

3.23 Customers. None of the top ten (10) customers (measured by gross revenues received during the twelve months prior to the date hereof) has (i) ceased, or to the Company’s knowledge indicated in writing any intention to cease, doing business with the Company, or (ii) changed, or to the Company’s knowledge indicated any intention to change, any material terms or conditions for future purchase of products or services from the terms and conditions currently in effect with such customers.

3.24 Company’s Due Diligence. The Company acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby. The Company is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. The Company acknowledges that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by Parent or any of its affiliates or securityholders except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, the Company acknowledges that no representation or warranty, express or implied, of Parent or any of its advisors or any of their respective affiliates, securityholders or representatives, with respect to the Company, including (i) the information provided by Kaufman Bros L.P.; (ii) any other information provided to the Company; or (iii) any financial projection or forecast delivered to the Company with respect to the revenues or profitability which may arise from the operation of Parent either before or after the Closing Date, shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against Parent or any of its advisors or any of their respective affiliates, securityholders or representatives with respect thereto or with respect to any related matter. The Company has no knowledge of any facts and/or circumstances that would make any of the representations and warranties of Parent and Merger Sub contained in Article 4 untrue or misleading.

Article 4

REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as set forth in this Article 4 subject to any exceptions expressly stated in the disclosure schedule delivered by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), that:

4.1 Organization of Parent and Merger Sub. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not result in a Parent Material Adverse Change. Neither Parent nor Merger Sub is in material violation of any provisions of its respective certificate or articles of incorporation, bylaws or other organizational documents.

4.2 Authority; Non-Contravention.

4.2.1 Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No vote of Parent’s stockholders is required in connection with the consummation of the transactions hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the rights of creditors generally and general principles of equity regardless of whether asserted in a proceeding in equity or at law.

4.2.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, result in a termination, or breach or violation by Parent or Merger Sub of, or under (i) the certificate or articles of incorporation, bylaws or other organizational documents of Parent or the certificate or articles of incorporation, or bylaws or other organizational documents of Merger Sub, (ii) any Order or Law applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any note, bond, mortgage, indenture, contract, lease or license to which Parent or Merger Sub is a party in connection with the execution and delivery by Parent and Merger Sub of this Agreement or the performance of this Agreement by Parent and Merger Sub.

4.2.3 No consent, approval, order or authorization of, or registration, declaration or filing with or notice to any Governmental Entity or other Person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and for filings in connection with any exemption from registration under U.S. federal or state securities laws.

4.3 Litigation. There are no Actions pending or, to Parent’s knowledge, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such Actions, to result in a Parent Material Adverse Change or negatively affect the ability of the Parties hereto to consummate the Merger.

4.4 Adequacy of Financing. Parent has sufficient funds to satisfy its monetary and other obligations under this Agreement, and such funds are not subject to any financing or other contingencies.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Merger Sub has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for fees payable to Kaufman Bros L.P. Parent and Merger Sub are solely responsible for payment of the fees to Kaufman Bros L.P.

4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.7 Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and $10,000,000 shares of Preferred Stock, par value $0.0001. The Parent Shares and Earn-out Shares to be issued pursuant to this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid, and non-assessable.

4.8 SEC Documents; Financial Statements. As of their respective filing dates, each report, statement and other filing filed with the U.S. Securities and Exchange Commission (the “SEC”) by Parent since the end of its most recent fiscal year (collectively, the “Parent SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Parent SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed subsequently (but prior to the date hereof). Except as set forth in any Parent SEC Document, the financial statements of Parent, including the notes thereto, included in the most recent annual report on Form 10-K and each subsequent quarterly report on Form 10-Q, in each case as amended, if applicable, included in the Parent SEC Documents (the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may otherwise be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act), and (iii) present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments).

4.9 Absence of Undisclosed Liabilities. Parent (on a consolidated basis) has no material Liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the most recent balance sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice which, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Change.

4.10 Board Approval. The Board of Directors of Parent (or a duly authorized committee thereof) has unanimously approved this Agreement, the Merger, and the issuance of the Parent Shares, the Earn-out Shares and the Other Shares.

4.11 Parent’s Due Diligence. Parent acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, it is relying on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby. Parent is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Parent acknowledges that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by the Company or any of its affiliates or securityholders except as expressly set forth herein. In furtherance of the foregoing, and not in limitation thereof, Parent acknowledges that no representation or warranty, express or implied, of the Company or any of its advisors or any of their respective affiliates, securityholders or representatives, with respect to the Company, including (i) the information provided by Montgomery & Co. LLC; (ii) any other information provided to Parent; or (iii) any financial projection or forecast delivered to Parent with respect to the revenues or profitability which may arise from the operation of the Company either before or after the Closing Date, shall (except as otherwise expressly represented to in this Agreement) form the basis of any claim against the Company or any of its advisors or any of their respective affiliates, securityholders or representatives with respect thereto or with respect to any related matter. Parent has no knowledge of any facts and/or circumstances that would make any of the representations and warranties of the Company contained in Article 3 untrue or misleading.

Article 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, or as set forth in Section 5.1 of the Company Disclosure Schedule, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts when due (subject to good faith disputes over such debts) and otherwise pay or perform other material obligations when due.

5.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, cause or permit any of the following (except to the extent contemplated in this Agreement, disclosed in Section 5.2 of the Company Disclosure Schedule or as consented to in writing by Parent, which consent shall not be unreasonably withheld):

(i) Charter Documents. Cause or permit any amendments to the Company Charter Documents;

(ii) Dividends, Etc. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, repurchase or redeem any shares of Company Capital Stock except the repurchase of unvested shares from former employees, directors, consultants or other service providers in connection with their termination of service to the Company, or split, combine or reclassify Company Capital Stock;

(iii) Loans. Make any loans or advances, other than routine advances to Employees of the Company consistent with past practice or forgive in whole or in part any outstanding loans or advances;

(iv) Intellectual Property; Material Contracts. Transfer or license to any Person any rights to any Intellectual Property other than in the ordinary course of business consistent with past practice or terminate (other than any expiration or nonrenewal in accordance with its terms), amend or waive any of the material terms of any Material Contracts;

(v) Exclusive Rights. Enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any material product or Intellectual Property of the Company;

(vi) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Company’s business, taken as a whole with its Subsidiaries, other than sales of products or services in the ordinary course of business consistent with its past practice;

(vii) Indebtedness. Incur any indebtedness in excess of $25,000;

(viii) Leases. Enter into any operating leases in excess of $50,000 in the aggregate;

(ix) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(x) Litigation. Commence or settle any lawsuit by or against the Company relating to any of its businesses, properties or assets other than (A) in such cases where the Company determines in good faith that failure to commence a lawsuit could result in the material impairment of a valuable aspect of its business or a valuable asset or right (provided that the Company first notifies Parent that it intends to take such action), and (B) for a breach of this Agreement;

(xi) Restrictions on Business. Enter into any agreement that would subject the Company to any non-competition or other material restrictions on its business;

(xii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole;

(xiii) Taxes. Make, change or revoke any material Tax election, file any material Tax Return other than in the ordinary course of business, amend any material Tax Return, agree to an extension of any statute of limitations with respect to the assessment or collection of material Taxes, make or surrender any claim for a material refund of Taxes or settle or compromise any material Tax Liability; and

(xiv) Other. Take or agree in writing to take, any of the actions described in clauses (i) through (xiii) of this Section 5.2, or any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company, in each case in such a manner that the conditions to Closing set forth in Sections 7.2.1 or 7.2.2 would not be satisfied.

5.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, except to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts when due (subject to good faith disputes over such debts) and otherwise pay or perform other material obligations when due. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Parent Capital Stock, repurchase or redeem any shares of Parent Capital Stock except the repurchase of unvested shares from former employees, directors, consultants or other service providers in connection with their termination of service to Parent, or split, combine or reclassify Parent Capital Stock.

Article 6

COVENANTS

6.1 Confidentiality. The parties hereto acknowledge that the Company and Parent have previously executed a confidentiality and non-disclosure agreement (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

6.2 Public Disclosure. None of Parent, Merger Sub or the Company (or any of their respective Representatives) will make any public disclosure concerning the Merger, this Agreement or any of the other transactions contemplated hereby without the prior written consent of each of Parent and the Company, except as may be required by Law on the advice of outside legal counsel. Parent and the Company shall cooperate in preparing a press release to be jointly issued by them announcing the execution of this Agreement, the form of which press release shall be mutually acceptable to both Parent and the Company.

6.3 Required Stockholder Vote; Information Statement. Immediately following execution and delivery of this Agreement by the parties hereto, the Company shall obtain the approval of the Merger and the adoption of this Agreement pursuant to an action by written consent, which shall be executed by such Company stockholders constituting at least the vote necessary to approve the Merger and adopt this Agreement, including members of the Board and their affiliates and senior management of the Company. Promptly after the execution of this Agreement, the Company shall prepare and circulate to the holders of Company Capital Stock that did not sign such action by written consent an information statement (the “Information Statement”) in connection with the Company’s solicitation of the adoption and approval, by written consent, of this Agreement and the Merger by the record holders of Company Capital Stock entitled to vote thereon. The Information Statement shall include notice under Delaware Law that the holders of Company Capital Stock are or may be entitled to assert dissenters’ rights under such laws in connection with the Merger. The Company will promptly advise Parent, and Parent will promptly advise the Company, if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary to amend or supplement the

Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall contain the recommendation of the Board of Directors of the Company that the holders of Company Capital Stock approve the Merger and adopt this Agreement.

6.4 No Solicitation.

6.4.1 From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other consultant retained by any of them (“Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company will immediately cease any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any Representative at the direction or authorization of the Company shall be deemed to be a breach of this Section 6.4 by the Company.

6.4.2 The Company as promptly as practicable shall advise Parent of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

6.5 Reasonable Efforts.

6.5.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following:

6.5.1.1 causing each of the conditions precedent set forth in Article 7 to be satisfied,

6.5.1.2 obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities),

6.5.1.3 obtaining all necessary consents, approvals or waivers from, and giving all necessary notices to, third parties,

6.5.1.4 defending any Actions challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

6.5.1.5 executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.5.2 The Parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include, to the extent required, any required filings with U.S. federal and state agencies regulating the telecommunications industry), and obtain as promptly as practicable all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all actions or non-actions, waivers, consents, approvals, orders and authorizations of all Governmental Entities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

6.6 Intentionally omitted.

6.7 Indemnification; Exculpation; Insurance.

6.7.1 From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Effective Time were directors (including any investment fund affiliated with such director that is a holder of Company Capital Stock immediately prior to the Effective Time), officers or employees of the Company (collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. Parent agrees that, and shall cause the Surviving Corporation to assume, all rights of the Company Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Incorporation or Bylaws of the Company as now in effect, and any indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Company Indemnitees. In addition, the Surviving Corporation shall pay any expenses of any Company Indemnitee under this Section 6.7 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

6.7.2 Each Company Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 6.7 with counsel selected by the Company Indemnitee; provided, however, that (i) the Surviving Corporation shall be permitted to participate in the defense of such Claim at its own expense and (ii) the Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.7.3 In the event any Claim is asserted or made, any determination required to be made with respect to whether a Company Indemnitee’s conduct complies with the standards set forth under applicable law, the certificate of incorporation or bylaws of the Company or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel selected by such Company Indemnitee and reasonably acceptable to Parent.

6.7.4 Each of Parent, the Surviving Corporation and the Company Indemnitees shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, documents, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

6.7.5 The Parties acknowledge that the Company has or will prior to the Closing purchase a six-year “tail” policy extending the Company’s existing directors’ and officers’ liability insurance policy, and each of Parent and the Surviving Corporation agrees not to terminate or modify in a manner adverse to the beneficiaries thereof such “tail” policy prior to the sixth anniversary of the Effective Time.

6.7.6 The provisions of this Section 6.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.7.7 In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume all of the obligations thereof set forth in this Section 6.7.

6.7.8 The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.7 applies without the consent of the affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7).

6.8 Employee Benefits. Parent shall ensure that, as of the Closing Date, each employee of the Company who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, which approval Parent shall use all best efforts to obtain, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

6.9 Intentionally omitted.

6.10 Expenses. Each Party hereto shall bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and disbursements of investment bankers, brokers, dealers, finders, other financial advisors, attorneys and accountants (collectively “Merger Expenses”); provided, however, that if the Merger is consummated, all unpaid Company Merger Expenses shall be paid at the Closing.

6.11 Funds Flow. The Company shall prepare and deliver to Parent within two business days prior to the Closing, a memorandum of wire and payment instructions regarding the payments to be made by Parent at the Closing pursuant to Section 2.13 (the “Funds Flow Memorandum”).

6.12 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Parent and Merger Sub and their respective Board of Directors or the Company and its Board of Directors, as the case may be, shall use their commercially reasonable efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

6.13 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers or approvals set forth on Section 6.13 of the Company Disclosure Schedule. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers or approvals of any Governmental Entity required as a result of the Merger.

6.14 Taxes.

6.14.1 Parent shall properly prepare, or cause to properly be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Company that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable law. Not later than 30 days prior to the due date for filing of any such Tax Return, the Parent shall deliver to the Bridge Lender Representative a copy of each such proposed Tax Return for taxable periods ending on or prior to the Closing Date and for taxable periods ending after the Closing Date but including periods prior to the Closing Date for approval, which approval shall not be unreasonably withheld or delayed.

6.14.2 The parties hereto shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed or in connection with the preparation or filing of any election, claim for refund, consent or certification.

6.14.3 Notwithstanding any other provisions of this Agreement to the contrary, the Bridge Lender Representative, on behalf of the Bridge Lenders and the Incentive Plan Participants, shall have the responsibility for, and the right to control, at the expense of the Bridge Lenders and the Incentive Plan Participants, the audit and/or litigation (and disposition thereof) of any Tax Return relating to taxable periods ending on or prior to the Closing Date and shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification under Article 9. Parent shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made by the Bridge Lender Representative in the course of audits or appeals thereof to any Governmental Entity relating to taxable periods ending on or prior to the Closing Date and to approve the disposition any audit adjustment with respect to such periods only if such disposition will or might reasonably be expected to result in an adjustment to Taxes of Parent or the Company for any period beginning on or after the Closing; provided, however, that Parent shall not unreasonably withhold or delay such approval.

Article 7

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

7.1.1 No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.1.2 Receipt of Required Stockholder Vote. The Required Stockholder Vote approving and adopting this Agreement and approving the Merger shall have been obtained.

7.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

7.2.1 Representations and Warranties. The representations and warranties of Parent in this Agreement, without giving effect to any qualification as to materiality, including the terms “material,” “in all material respects” and “Parent Material Adverse Change” or words of similar effect, shall be true and correct in all respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (other than any representations and warranties as of a specified date, which shall be true and correct in all respects as of such specified date), except in each case where any failure(s) to be true and correct have not resulted in a Parent Material Adverse Change. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer of Parent and on behalf of Merger Sub by an authorized officer of Merger Sub.

7.2.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing, except in each case where any breach(es) of such agreements and covenants have not resulted in a Parent Material Adverse Change. The Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent and on behalf of Merger Sub by an authorized officer of Merger Sub.

7.2.3 Certified Charter; Good Standing Certificates. The Company shall have received from Parent (i) a certified copy of the certificate of incorporation of Parent and (ii) a certificate, dated as of or within three Business Days prior to the Closing Date, as to the good standing of Parent and Merger Sub from the Secretary of State of the State of Delaware.

7.2.4 Registration Rights. Parent shall have entered into the Registration Rights Agreement with each Bridge Lender, Incentive Plan Participant and Company Key Employee, and, to the extent elected by it, Catch Curve, Inc.

7.2.5 Parent Board of Directors. Parent shall have increased the size of its Board of Directors and appointed Doug Johnson to serve as a member of its Board of Directors effective as of the Effective Time.

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

7.3.1 Company Representations and Warranties. The representations and warranties of the Company in this Agreement, without giving effect to any qualification as to materiality, including the terms “material,” “in all material respects” and “Company Material Adverse Change” or words of similar effect, shall be true and correct in all respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (other than any representations and warranties as of a specified date, which shall be true and correct in all respects as of such specified date), except in each case where such failure(s) to be true and correct have not resulted in a Company Material Adverse Change. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

7.3.2 Company Agreements and Covenants. The Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, except in each case where any breach(es) of such agreements and covenants have not resulted in a Company Material Adverse Change. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

7.3.3 Closing Balance Sheet; Net Working Capital, Etc. The Company shall have delivered to Parent a certificate signed on behalf of the Company by the Company’s Chief Financial Officer setting forth the unaudited balance sheet as of the Closing, Company Indebtedness and the Closing Net Working Capital calculation and unpaid Company Merger Expenses.

7.3.4 Bridge Lenders. Bridge Lenders holding an aggregate of not less than ninety-five percent (95%) of the outstanding Bridge Loans and all Incentive Plan Participants shall have agreed in writing to the terms of this Agreement, including the appointment and authority of the Bridge Lender Representative, and shall have agreed in writing to receive their respective payments hereunder in full satisfaction of all amounts owed to them under the Bridge Loans, in the case of the Bridge Lenders, and the Incentive Plan, in the case of the Incentive Plan Participants.

7.3.5 Standstill Agreement. Each of the Persons list on Schedule 1.1.106 shall have executed the Standstill Agreement.

7.3.6 FIRPTA. On or before the Closing Date, the Company shall have delivered to Parent a certification in the form reasonably agreed to by Parent and the Company for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.3.7 Certified Charter; Good Standing Certificates. Parent shall have received from the Company (i) a certified copy of the certificate of incorporation of the Company and the Company Subsidiary and (ii) a certificate, dated as of or within three Business Days prior to the Closing Date, as to the good standing of the Company from the Secretary of State of the State of Delaware and from the jurisdiction of incorporation of the Company Subsidiary.

7.3.8 Bridge Lender Representative. The Bridge Lender Representative shall have agreed in writing to act as such pursuant to the terms of this Agreement.

7.3.9 Board of Directors. Each of the members of the Company’s Board of Directors shall have resigned effective as of the Effective Time.

Article 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Stockholder Vote for the adoption and approval of this Agreement and the approval of the Merger has been obtained:

8.1.1 by the written consent of Parent and the Company, in each case duly authorized by their respective Board of Directors;

8.1.2 by either the Company or Parent if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable;

8.1.3 by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2.1 or Section 7.2.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 8.1.3 until 20 Business Days after delivery of written notice from the Company to Parent of such breach or inaccuracy and intent to terminate (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1.3 if such breach or inaccuracy by Parent or Merger Sub is cured during such 20 Business-Day period, or if the Company shall have materially breached this Agreement);

8.1.4 by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company, set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3.1 and Section 7.3.2, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the representations and warranties of the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1.4 until 20 Business Days after delivery of written notice from Parent to the Company of such breach or inaccuracy and intent to terminate (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1.4 if such breach or inaccuracy by the Company is cured during such 20 Business-Day period, or if Parent or Merger Sub shall have materially breached this Agreement); provided that Parent may not terminate this Agreement pursuant to this Section 8.1.4 as a result of the failure to obtain any consents, waivers or approvals of any Governmental Entities identified on Section 3.3.3 of the Company Disclosure Schedule or the consent of any other Person; or

8.1.5 by Parent or the Company if the Closing has not taken place prior to 11:59 p.m., Pacific Time, on September 30, 2007.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto; provided that the Party giving such notice is duly permitted to terminate this Agreement under Section 8.1. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or stockholders, except to the extent that a Party shall be liable for any material breach of this Agreement by such Party; provided, however, that Section 6.1 (Confidentiality), Section 6.2 (No Public Disclosure), Section 6.10 (Expenses), Section 8.1 (Termination), this Section 8.2, and Article 10 (General Provisions) shall survive the termination of this Agreement.

8.3 Amendment. Subject to the provisions of applicable Law, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties; provided, however, that an amendment made subsequent to the Required Stockholder Vote for the adoption and approval of this Agreement and the approval of the Merger shall not alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock.

8.4 Extension; Waiver. Any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein; provided, however, that any waiver or extension made subsequent to the Required Stockholder Vote for the adoption and approval of this Agreement and the approval of the Merger shall not alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. Subject to the foregoing, any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article 9

INDEMNIFICATION

9.1 Escrow Fund. All Escrow Shares shall be deposited with an institution as escrow agent (the “Escrow Agent”) selected by Parent and reasonably satisfactory to the Company, such deposits to constitute the Escrow Fund and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Bridge Lenders and the Incentive Plan Participants, and for certain other payments expressly provided for in this Article 9. Subject to Section 9.4, upon expiration of the Claims Period, all remaining Escrow Shares and other property, if any, in the Escrow Fund shall be released and paid to the Bridge Lenders and Incentive Plan Participants based on their respective interests in the Escrow Fund. In addition, on the first Business Day after the 180-day anniversary of the Effective Time, a number of Escrow Shares (and any other property in the Escrow Fund that was distributed with respect to such shares) equal to one third of the Escrow Shares less any Escrow Shares delivered to Parent or the subject of outstanding claims for Indemnifiable Damages made pursuant to an Officer’s Certificate delivered prior to such 180-day anniversary shall be released and paid to the Bridge Lenders and Incentive Plan Participants based on their respective interests in the Escrow Fund. Any additional shares of Parent Capital Stock or any other securities or property distributed with respect to the Escrow Shares then forming part of the Escrow Fund, shall form part of the Escrow Fund, be available to satisfy the indemnification obligations of the Bridge Lenders and the Incentive Plan Participants, and be released along with the release of the Escrow Shares with respect to which such additional shares, securities or property were originally distributed. All such additional shares, securities or property shall be valued at fair market value at the time of payment to an Indemnified Person for purposes of paying any Indemnifiable Damages.

9.2 Indemnification. Subject to the limitations set forth in this Article 9, the Bridge Lenders and the Incentive Plan Participants shall, severally and not jointly, indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against (a) any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable legal fees and expenses arising from claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement (as qualified by the Company Disclosure Schedule) to be true and correct as of the date of this Agreement and (ii) any material breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (b) 50% of any fines imposed on and actually paid by Parent or the Surviving Corporation as a result of Parent and/or the Surviving Corporation, as applicable, failing to obtain any consent, approval or authorization identified in Section 3.3 of the Company Disclosure Schedule prior to the Effective Time (provided that such indemnification under this clause (b) shall be in lieu of any other rights to indemnification any Indemnified Person may have under clause (a) above or otherwise related to any such failure), and (c) the amount by which Parent or the Surviving Corporation actually pays to any Bridge Lender that did not consent to the terms of this Agreement (including such Bridge Lender’s agreement to receive the amounts payable to such Bridge Lender hereunder in lieu of repayment of such Bridge Lender’s Bridge Loan pursuant to its terms) in satisfaction of such Bridge Lender’s Bridge Loan more than the value of the amounts that such Bridge Lender would have received under this Agreement (provided that such indemnification under this clause (c) shall be in lieu of any other rights to indemnification any Indemnified person may have related to being required to make such excess payment under clause (a) above or otherwise), (collectively, net of any recoveries by the Indemnified Persons under insurance policies or indemnities from third parties, “Indemnifiable Damages”). For purposes of clarity, no Indemnified Person shall be entitled to be indemnified hereunder if such recovery would result in such Person recovering more than the amount of Indemnifiable Damages actually incurred from all sources of recovery. The Escrow Fund shall constitute security for such indemnity obligations, subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy for any failure of any of the representations or warranties made by the Company in this Agreement to be true and correct or any breach of or default in connection with any of the covenants or agreements by the Company in this Agreement as aforesaid, the liability of each Bridge Lender and each Incentive Plan Participant hereunder shall be limited to such Person’s interest in the Escrow Fund existing from time to time except in the case of (i) fraud or intentional misrepresentation by the Company and (ii) any failure of any of the representations and warranties contained in Sections 3.2, 3.6 and 3.13 of this Agreement to be true and correct as aforesaid; provided that, in the case of (i) fraud or intentional misrepresentation by the Company or (ii) any failure of any of the representations and warranties contained in Sections 3.2, 3.6 and 3.13 of this Agreement to be true and correct as aforesaid, after the Indemnified Persons have exhausted any amount in the Escrow Fund, each Bridge Lender and each Incentive Plan Participant shall be liable only for such holder’s pro rata portion (with such pro rata portion being equal to such Person’s percentage of the total number of Parent Shares issued to such Person in connection with the Closing) of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything herein to the contrary, (a) in no event shall any Bridge Lender or Incentive Plan Participant be liable hereunder for more than such Person’s interest in the Escrow Fund and the amount of Parent Shares actually received by such Person from Parent pursuant to this Agreement, (b) there shall be deducted from the amount of any Indemnifiable Damages an amount equal to the amount of any Tax benefit realized by an Indemnified Person in connection with such Indemnified Damages or any of the circumstances giving rise thereto and (c) in no event shall there under any circumstances be any liability for any Taxes (i) relating to the Company for any period after the Closing Date or (ii) resulting from any act, transaction, omission or election of Parent or the Company made or occurring after the Closing that is not in the ordinary course of business.

9.3 Indemnifiable Damage Threshold; Other Limitations. Notwithstanding anything contained herein to the contrary, no Indemnified Person may receive any shares or other property from the Escrow Fund in respect of any claim for indemnification that is made pursuant to Section 9.2, except with respect to breaches of the Company’s representations and warranties in Sections 3.2, 3.6 or 3.13 or claims under Section 9.2(b) and (c), unless and until Indemnifiable Damages in an aggregate amount greater than $250,000 (the “Escrow Threshold”) have been incurred, paid or properly accrued, in which case the Escrow Threshold shall not limit the amount of Indemnifiable Damages that any Indemnified Person is entitled to receive pursuant to this Article 9. In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded. Except as otherwise required by law, any payments made pursuant to this Article 9 shall be treated as an adjustment to the purchase price for all Tax purposes.

9.4 Claims Period. The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claims Period”) shall commence at the Effective Time and terminate at the 18-month anniversary of the Effective Time. Notwithstanding anything contained herein to the contrary, such portion of any Escrow Shares or other property in the Escrow Fund at the conclusion of the Claims Period as may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Escrow Agent prior to expiration of the Claims Period with respect to facts and circumstances existing prior to expiration of the Claims Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. Parent shall deliver to the Escrow Agent a certificate specifying the Effective Time.

9.5 Claims upon Escrow Fund.

9.5.1 Upon receipt by the Escrow Agent on or before the last day of the Claims Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(a) stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Indemnifiable Damages;

(b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid or properly accrued, may be the maximum amount reasonably anticipated to be incurred, paid or properly accrued); and

(c) specifying in reasonable detail (based upon the information then possessed by Parent and any other Indemnified Party) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related;

subject to the provisions of Sections 9.2, 9.3, 9.6 and 9.7, Parent (on behalf of itself or any other Indemnified Person) shall be entitled to receive, and the Escrow Agent shall deliver to Parent out of the Escrow Fund as soon as practicable, shares or other property held in the Escrow Fund having a value equal to such Indemnifiable Damages; provided, however, that, to the extent that such Indemnifiable Damages have not then been incurred, paid or properly accrued by such Indemnified Person, Parent (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver, shares or other property held in the Escrow Fund in respect thereof unless and until such Indemnifiable Damages are actually incurred, paid or properly accrued by such Indemnified Person.

9.5.2 For the purpose of compensating Parent (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages pursuant to this Agreement, each Escrow Share in the Escrow Fund shall be valued at the Per Share Value.

9.6 Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Bridge Lender Representative by or on behalf of Parent (on behalf of itself or any other Indemnified Person) and for a period of 45 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no delivery of Escrow Shares or other property pursuant to Section 9.5 unless the Escrow Agent shall have received written authorization from the Bridge Lender Representative to make such delivery. After the expiration of such 45-day period, the Escrow Agent shall make delivery of the Escrow Shares or other property in the Escrow Fund in accordance with Section 9.5; provided that no such payment or delivery may be made if and to the extent the Bridge Lender Representative shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such 45-day period.

9.7 Resolution of Objections to Claims.

9.7.1 In the event the Bridge Lender Representative shall so object in writing to any claim or claims by any Indemnified Party made in any Officer’s Certificate, Parent shall have 45 days after its receipt of such writing to respond in a written statement to the objection of the Bridge Lender Representative. If after such 45-day period there remains a dispute as to any claims, the Bridge Lender Representative and Parent shall attempt in good faith for 60 days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Bridge Lender Representative and Parent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares or other property from the Escrow Fund in accordance with the terms thereof.

9.7.2 If no such agreement can be reached after good faith negotiation, either Parent or the Bridge Lender Representative may, by written notice to the other, demand arbitration of the dispute unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, each of Parent and the Bridge Lender Representative shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten days of their selection. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Bridge Lenders and the Incentive Plan Participants and, notwithstanding anything in Section 9.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

9.7.3 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 9.7.3, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrators award Parent more than one-half of the amount in dispute; otherwise, the Bridge Lenders and Incentive Plan Participants shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. If the Bridge Lenders and Incentive Plan Participants are deemed to be the Non-Prevailing Party, such fees and expenses shall be paid by the Bridge Lenders and Incentive Plan Participants solely by distributing to Parent Escrow Shares or other property out of the Escrow Fund therefor and only to the extent there remain any such Escrow Shares or other property in the Escrow Fund.

9.8 Bridge Lender Representative.

9.8.1 Jerry E. Keppler is hereby constituted and appointed as the Bridge Lender Representative. For purposes of this Agreement, the term “Bridge Lender Representative” shall mean the agent for and on behalf of the Bridge Lenders and the Incentive Plan Participants and the Company Key Employees to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Parent of shares or other property from the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 9.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) perform the functions of the Bridge Lender Representative under Section 2.14 hereof; and (vi) take all actions necessary or appropriate in the judgment of the Bridge Lender Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Bridge Lender Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Shares or other property then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Parent and the Escrow Agent. No bond shall be required of the Bridge Lender Representative, and the Bridge Lender Representative shall receive no compensation for his or her services. Notices or communications to or from the Bridge Lender Representative shall constitute notice to or from each of the Bridge Lenders and Incentive Plan Participants.

9.8.2 The Bridge Lender Representative shall not be liable to any Bridge Lender or Incentive Plan Participant or Company Key Employee for any act done or omitted hereunder as the Bridge Lender Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Bridge Lenders and Incentive Plan Participants (with respect to acts or omissions of the Bridge Lender Representative under this Article 9) and Company Key Employees (with respect to acts or omissions of the Bridge Lender Representative under Section 2.14) shall severally indemnify the Bridge Lender Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Bridge Lender Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

9.8.3 The Bridge Lender Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Bridge Lender Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

9.8.4 Any costs or expenses actually incurred by the Bridge Lender Representative in connection with performing his duties as such, to the extent not otherwise recovered hereunder, shall be reimbursed to the Bridge Lender Representative out of the Escrow Fund after the expiration of the Claims Period, after any amounts due are paid to any Indemnified Person and prior to releasing the remaining Escrow Fund to the Bridge Lenders and Incentive Plan Participants, to the extent there remain at such time any Escrow Shares or other property in the Escrow Fund.

9.9 Actions of the Bridge Lender Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Bridge Lender Representative that is within the scope of the Bridge Lender Representative’s authority under Section 9.8.1 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Bridge Lenders and Incentive Plan Participants with respect to matters under this Article 9 and, in the case of matters under Section 2.14, all Bridge Lenders and Company Key Employees, and shall be final, binding and conclusive upon each such applicable Person; and each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Person. Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Bridge Lender Representative.

9.10 Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Parent shall promptly notify the Bridge Lender Representative of such third-party claim, and the Bridge Lender Representative, on behalf of the Bridge Lenders and Incentive Plan Participants, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the prior written consent of the Bridge Lender Representative, which consent shall not be unreasonably withheld and shall be deemed to have been given unless the Bridge Lender Representative shall have objected within 15 Business Days after a written request for such consent by Parent. In the event that the Bridge Lender Representative has consented to any such settlement, neither the Bridge Lender Representative nor any Bridge Lender or Incentive Plan Participant shall have any power or authority to object under Section 9.6 or any other provision of this Article 9 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

Article 10

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in Article 3 shall survive the Effective Time and remain in full force and effect until the 18-month anniversary of the Effective Time, except that the representations and warranties of the Company in Sections 3.2, 3.6 and 3.13 shall survive until the end of the applicable statute of limitations; provided that no right to indemnification pursuant to Article 9 with respect to any claim based upon any breach of a representation or warranty that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties. The representations and warranties of Parent and Merger Sub contained in Article 4 shall terminate as of the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice):

if to Parent or Merger Sub, to:

Telanetix, Inc.

6197 Cornerstone Court E, Suite 108

San Diego, CA 92121

Facsimile: (858) 362-2251

Attention: Thomas A. Szabo, CEO

with a copy to (which shall not constitute notice):

Duane Morris LLP

101 West Broadway, Suite 900

San Diego, CA 92101

Facsimile: (619) 744-2209

Attention: James A. Mercer III, Esq.

if to the Company, to:

AccessLine Holdings, Inc.

11201 SE 8th Street #200

Bellevue, WA 98004

Facsimile: (206) 515-9055

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Facsimile: (650) 473-2601

Attention: Stephen Sonne, Esq.

if to the Bridge Lender Representative, to:

Jerry E. Keppler

Alexander Hutton Venture Partners

1215 Fourth Avenue, Suite 900

Seattle, WA 98161

Facsimile: (206) 341-9810

10.3 Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent, Merger Sub and the Company and delivered to Parent and the Company, it being understood that all such Parties need not sign the same counterpart.

10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits, Schedules and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 2.14, Section 6.7 and Section 9 hereof or as otherwise expressly set forth herein.

10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the terms of Section 10.8, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8 Governing Law; Submission to Jurisdiction. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of California or any other jurisdiction; provided, however, that any matters relating to the effectiveness of the Merger shall be governed by Delaware law. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in or for the State of California for any Actions arising out of or relating to this Agreement and the transactions contemplated hereby (and the Parties agree not to commence any Action relating thereto except in such courts). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement in the state or federal courts located in the State of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

10.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Parent, Merger Sub, the Company and, at any time after the Required Stockholder Vote has been taken, holders of Company Capital Stock who hold such number of shares of Company Capital Stock sufficient to take the Required Stockholder Vote; provided, however, that no such consent shall be required for an assignment by Parent of this Agreement and its rights and obligations to any entity which directly or indirectly owns all of the issued and outstanding capital stock of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.10 shall be void.

10.11 Waiver of Jury Trial. Each of Parent, Merger Sub and the Company hereby irrevocably waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, the Company or any holder of Company Capital Stock in the negotiation, administration, performance and enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

TELANETIX, INC.

By:	/S/ THOMAS A. SZABO
Name: Title:	Thomas A. Szabo Chief Executive Officer

ENDZONE ACQUISITION CORP.

By:	/S/ THOMAS A. SZABO
Name: Title:	Thomas A. Szabo Chief Executive Officer

ACCESSLINE HOLDINGS, INC.

By:	/S/ DOUG JOHNSON
Name: Title:	Doug Johnson President and Chief Executive Officer

S-1

EXHIBIT A

FORM OF ESCROW AGREEMENT

A-1

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

B-1

EXHIBIT C

FORM OF STANDSTILL AGREEMENT

C-1

SCHEDULE 1.1.10

BRIDGE LOANS

Name	Principal Amount	Pro Rata Shares of Earn-out Shares	Pro Rata Shares of Earn-out Shares (by Entity)
Alexander Hutton Venture Partners, L.P.	$600,000.00	3.174%	8.060%
Alexander Hutton Venture Partners, L.P.	$923,360.92	4.885%
Anthony Sun	$15,617.00	0.083%	0.229%
Anthony Sun	$27,717.36	0.147%
Chuck Anderson	$75,000.00	0.397%	0.677%
Chuck Anderson	$52,984.92	0.280%
Crum Family Trust, dated 8/18/1993, Sterling Crum and Jane E. Crum Trustors and/or Trustees	$350,000.00	1.852%	2.969%
Crum Family Trust, dated 8/18/1993, Sterling Crum and Jane E. Crum Trustors and/or Trustees	$211,225.88	1.118%
DB Alex Brown, Inc. Custodian FBO Frederick W.W. Bolander R-IRA DTD 3/25/98	$12,533.00	0.066%	0.066%
Douglas Johnson	$4,613.00	0.024%	0.061%
Douglas Johnson	$6,884.44	0.036%
Eben T. Lewis Account Number 5190-7731	$863.00	0.005%	0.013%
Eben T. Lewis Account Number 5190-7731	$1,530.97	0.008%
Frederick W.W. Bolander	$20,000.00	0.106%	0.106%
Gabriel Legacy Fund II, L.P.	$6,467.00	0.034%	0.067%
Gabriel Legacy Fund II, L.P.	$6,210.70	0.033%
Gabriel Legacy Fund, L.P.	$79,025.00	0.418%	0.440%
Gabriel Legacy Fund, L.P.	$4,196.05	0.022%
Gabriel Venture Partners II, L.P.	$1,174,513.00	6.214%	16.445%
Gabriel Venture Partners II, L.P.	$1,933,772.29	10.231%
Gabriel Venture Partners, L.P.	$1,039,260.00	5.498%	7.794%
Gabriel Venture Partners, L.P.	$433,817.24	2.295%
George W. Thibeault	$863.00	0.005%	0.013%
George W. Thibeault	$1,530.97	0.008%
Hani H. Masri	$581.00	0.003%	0.008%
Hani H. Masri	$899.91	0.005%
Jeremy Knight	$863.00	0.005%	0.013%
Jeremy Knight	$1,530.97	0.008%
Jerry Keppler	$37,500.00	0.198%	0.479%
Jerry Keppler	$52,996.09	0.280%
Kent Johnson	$75,000.00	0.397%	0.956%
Kent Johnson	$105,768.94	0.560%
Leonard Kleinrock and Stella S. Kleinrock as Trustees of the Kleinrock 1990 Trust	$20,000.00	0.106%	0.106%
Mark Klebanoff	$50,000.00	0.265%	0.545%
Mark Klebanoff	$52,996.09	0.280%
Mellon Ventures II, L.P.	$2,898,855.00	15.337%	32.985%
Mellon Ventures II, L.P.	$3,335,562.35	17.648%
Michael Goldfarb	$65,000.00	0.344%	0.707%
Michael Goldfarb	$68,677.37	0.363%

Schedule 1.1.10

Name	Principal Amount	Pro Rata Shares of Earn-out Shares	Pro Rata Shares of Earn-out Shares (by Entity)
Richard S. Stoltz and Patricia D. Stoltz, Trustees of the RPS Living Trust dated January 14, 2004, as community property	$80,650.00	0.427%	1.137%
Richard S. Stoltz and Patricia D. Stoltz, Trustees of the RPS Living Trust dated January 14, 2004, as community property	$134,197.69	0.710%
Riverside Holdings II, L.P.	$128,180.00	0.678%	1.831%
Riverside Holdings II, L.P.	$217,988.75	1.153%
Robert J. Genise & Penelope W. Genise	$150,000.00	0.794%	1.632%
Robert J. Genise & Penelope W. Genise	$158,452.82	0.838%
SunAmerica Investments, Inc.	$1,000,000.00	5.291%	6.463%
SunAmerica Investments, Inc.	$221,472.03	1.172%
Tom Johnston	$37,500.00	0.198%	0.479%
Tom Johnston	$52,996.09	0.280%
Venrock Associates II, L.P.	$635,178.00	3.361%	9.207%
Venrock Associates II, L.P.	$1,105,105.67	5.847%
Venrock Associates, L.P.	$441,395.00	2.335%	6.397%
Venrock Associates, L.P.	$767,769.69	4.062%
Zeid H. Masri	$544.00	0.003%	0.007%
Zeid H. Masri	$844.54	0.004%
Brian MacDonald	$6,162.65	0.033%	0.060%
Brian MacDonald	$4,108.48	0.022%
Brian MacDonald	$991.48	0.005%
Suri Raman	$5,135.48	0.027%	0.045%
Suri Raman	$3,423.61	0.018%
Stone House LLC	$233.39	0.001%	0.003%
Stone House LLC	$366.07	0.002%

Total	$18,900,911.90	100.000%	100.000%

2

SCHEDULE 1.1.106

STANDSTILL AGREEMENT PARTIES

Mellon Ventures II, L.P.

Gabriel Venture Partners, L.P.

Gabriel Venture Partners II, L.P.

Gabriel Legacy Fund, L.P.

Gabriel Legacy Fund II, L.P.

Venrock Associates, L.P.

Venrock Associates II, L.P.

Alexander Hutton Venture Partners, L.P.

Schedule 1.1.106

SCHEDULE 2.13.1

INCENTIVE PLAN PARTICIPANTS

Name	Units	Pro Rata Share
Douglas Johnson	3,000	24.0%
Mark Klebanoff	1,000	8.0%
Jeremy Knight	1,000	8.0%
Peter Fyhrie	1,000	8.0%
Aleksandar Radulovic	1,000	8.0%
Timothy Roberts	1,000	8.0%
Kent Hellebust	500	4.0%
Michael Fischer	500	4.0%
Fredrick Epler	250	2.0%
Lauren Calaby	200	1.6%
David Archer	250	2.0%
Thomas Bingman	250	2.0%
Doug Christiansen	250	2.0%
Mark Sher	200	1.6%
Sanya Lee	200	1.6%
Matthew Sutherland	200	1.6%
Nathan Wilkes	100	0.8%
Justin Bowers	100	0.8%
Craign Crutcher	100	0.8%
Ian Salkind	100	0.8%
Richard Earnest	250	2.0%
Rian Wren	125	1.0%
Roger Moore	125	1.0%
Dan Pinkard	100	0.8%
Jim Rudd	100	0.8%
Ron Grilic	50	0.4%
Eran Chesner	100	0.8%
Randy Shepard	75	0.6%
John Kosh	75	0.6%
Johnny Hong	75	0.6%
Jermey Davis	75	0.6%
Tanya Collins	50	0.4%
Robin Smith	50	0.4%
Deb Wilkenson	50	0.4%

Schedule 2.13.1

SCHEDULE 2.14.1

COMPANY KEY EMPLOYEES

Schedule 2.14.1

Name	Pro Rata Share of Earn-out Shares
Douglas Johnson	22.4%
Mark Klebanoff	8.0%
Jeremy Knight	8.0%
Peter Fyhrie	8.0%
Aleksandar Radulovic	8.0%
Timothy Roberts	8.0%
Kent Hellebust	4.0%
Michael Fischer	4.0%
Fredrick Epler	2.0%
Lauren Calaby	2.0%
Thomas Bingman	2.0%
Doug Christiansen	2.0%
Mark Sher	1.6%
Sanya Lee	1.6%
Matthew Sutherland	1.6%
Eran Chesner	1.6%
David Archer	1.2%
Nathan Wilkes	0.8%
Justin Bowers	0.8%
Craign Crutcher	0.8%
Ian Salkind	0.8%
Dan Pinkard	0.8%
Jim Rudd	0.8%
Randy Shepard	0.6%
John Kosh	0.6%
Johnny Hong	0.6%
Jermey Davis	0.6%
Ron Grilic	0.4%
Tanya Collins	0.4%
Robin Smith	0.4%
Deb Wilkenson	0.4%
Chuan Lee	0.4%
David Farrior	0.4%
Raymond Mikos	0.4%
Budi Setiawan	0.4%
Gregory III, George H.	0.4%
Fuming Wang	0.4%
Mike Fraley	0.4%
Tom Grandy	0.4%
Rich Gardner	0.4%
Shannon Fitzsimmons	0.4%
Kim Herzog	0.4%
Mary Shea	0.4%
Maha Judeh	0.4%

100.0%

2

SCHEDULE 2.14.2

BRIDGE LENDERS

Name	Principal Amount	Pro Rata Shares of Earn-out Shares	Pro Rata Shares of Earn-out Shares (by Entity)
Alexander Hutton Venture Partners, L.P.	$600,000.00	3.174%	8.060%
Alexander Hutton Venture Partners, L.P.	$923,360.92	4.885%
Anthony Sun	$15,617.00	0.083%	0.229%
Anthony Sun	$27,717.36	0.147%
Chuck Anderson	$75,000.00	0.397%	0.677%
Chuck Anderson	$52,984.92	0.280%
Crum Family Trust, dated 8/18/1993, Sterling Crum and Jane E. Crum Trustors and/or Trustees	$350,000.00	1.852%	2.969%
Crum Family Trust, dated 8/18/1993, Sterling Crum and Jane E. Crum Trustors and/or Trustees	$211,225.88	1.118%
DB Alex Brown, Inc. Custodian FBO Frederick W.W. Bolander R-IRA DTD 3/25/98	$12,533.00	0.066%	0.066%
Douglas Johnson	$4,613.00	0.024%	0.061%
Douglas Johnson	$6,884.44	0.036%
Eben T. Lewis Account Number 5190-7731	$863.00	0.005%	0.013%
Eben T. Lewis Account Number 5190-7731	$1,530.97	0.008%
Frederick W.W. Bolander	$20,000.00	0.106%	0.106%
Gabriel Legacy Fund II, L.P.	$6,467.00	0.034%	0.067%
Gabriel Legacy Fund II, L.P.	$6,210.70	0.033%
Gabriel Legacy Fund, L.P.	$79,025.00	0.418%	0.440%
Gabriel Legacy Fund, L.P.	$4,196.05	0.022%
Gabriel Venture Partners II, L.P.	$1,174,513.00	6.214%	16.445%
Gabriel Venture Partners II, L.P.	$1,933,772.29	10.231%
Gabriel Venture Partners, L.P.	$1,039,260.00	5.498%	7.794%
Gabriel Venture Partners, L.P.	$433,817.24	2.295%
George W. Thibeault	$863.00	0.005%	0.013%
George W. Thibeault	$1,530.97	0.008%
Hani H. Masri	$581.00	0.003%	0.008%
Hani H. Masri	$899.91	0.005%
Jeremy Knight	$863.00	0.005%	0.013%
Jeremy Knight	$1,530.97	0.008%
Jerry Keppler	$37,500.00	0.198%	0.479%
Jerry Keppler	$52,996.09	0.280%
Kent Johnson	$75,000.00	0.397%	0.956%
Kent Johnson	$105,768.94	0.560%
Leonard Kleinrock and Stella S. Kleinrock as Trustees of the Kleinrock 1990 Trust	$20,000.00	0.106%	0.106%
Mark Klebanoff	$50,000.00	0.265%	0.545%
Mark Klebanoff	$52,996.09	0.280%
Mellon Ventures II, L.P.	$2,898,855.00	15.337%	32.985%
Mellon Ventures II, L.P.	$3,335,562.35	17.648%
Michael Goldfarb	$65,000.00	0.344%	0.707%
Michael Goldfarb	$68,677.37	0.363%
Richard S. Stoltz and Patricia D. Stoltz, Trustees of the RPS Living Trust dated January 14, 2004, as community property	$80,650.00	0.427%	1.137%

Schedule 2.14.2

Name	Principal Amount	Pro Rata Shares of Earn-out Shares	Pro Rata Shares of Earn-out Shares (by Entity)
Richard S. Stoltz and Patricia D. Stoltz, Trustees of the RPS Living Trust dated January 14, 2004, as community property	$134,197.69	0.710%
Riverside Holdings II, L.P.	$128,180.00	0.678%	1.831%
Riverside Holdings II, L.P.	$217,988.75	1.153%
Robert J. Genise & Penelope W. Genise	$150,000.00	0.794%	1.632%
Robert J. Genise & Penelope W. Genise	$158,452.82	0.838%
SunAmerica Investments, Inc.	$1,000,000.00	5.291%	6.463%
SunAmerica Investments, Inc.	$221,472.03	1.172%
Tom Johnston	$37,500.00	0.198%	0.479%
Tom Johnston	$52,996.09	0.280%
Venrock Associates II, L.P.	$635,178.00	3.361%	9.207%
Venrock Associates II, L.P.	$1,105,105.67	5.847%
Venrock Associates, L.P.	$441,395.00	2.335%	6.397%
Venrock Associates, L.P.	$767,769.69	4.062%
Zeid H. Masri	$544.00	0.003%	0.007%
Zeid H. Masri	$844.54	0.004%
Brian MacDonald	$6,162.65	0.033%	0.060%
Brian MacDonald	$4,108.48	0.022%
Brian MacDonald	$991.48	0.005%
Suri Raman	$5,135.48	0.027%	0.045%
Suri Raman	$3,423.61	0.018%
Stone House LLC	$233.39	0.001%	0.003%
Stone House LLC	$366.07	0.002%
Total	$18,900,911.90	100.000%	100.000%

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SCHEDULE 2.14.3

EARN-OUT GOALS

The following is an example of the calculation of the number of Earn-out Shares to be paid.

	Six-Month Periods Ending
Earnout Targets	12/31/07	6/30/08	12/31/08	6/30/09
Target Revenue (weighted 40%)	$12,984,000	$14,469,000	$16,496,000	$21,280,000
Target Gross Profit (weighted 60%)	$8,563,000	$9,667,000	$10,874,000	$14,468,000
Maximum Earnout Available	$2,250,000	$2,250,000	$2,250,000	$2,250,000

Sample Calculation for Six-Month Periods Ending 12/31/07
Scenario	1	2	3	4
Target Revenue	$12,984,000	$12,984,000	$12,984,000	$12,984,000
Target Gross Profit	$8,563,000	$8,563,000	$8,563,000	$8,563,000
AccessLine Actual Revenue As a % of Target	$12,984,000 100%	$12,984,000 100%	$11,685,600 90%	$10,387,200 80%
AccessLine Actual Gross Profit As a % of Target	$8,563,000 100%	$7,706,700 90%	$6,850,400 80%	$5,994,100 70%
Earnout Paid	$2,250,000	$2,115,000	$1,890,000	$1,665,000

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